Exhibit 3.1

CERTIFICATE OF ELIMINATION
OF THE
6.00% NON-CUMULATIVE PERPETUAL
PREFERRED STOCK, SERIES B
OF
THE CHARLES SCHWAB CORPORATION

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

The Charles Schwab Corporation, a Delaware corporation (the “Corporation”), hereby certifies as follows:
1. Resolutions were adopted by the Pricing Committee of the Board of Directors of the Corporation, which resolutions are set forth in a Certificate of Designations filed with the Secretary of State of the State of Delaware on May 31, 2012 (the “Series B Certificate of Designations”), providing for and authorizing the issuance of 488,750 shares of 6.00% Non-Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”).
2. All shares of the Series B Preferred Stock that were previously issued have been redeemed.
3. The Board of Directors of the Corporation adopted the following resolutions:
RESOLVED, that none of the authorized shares of Series B Preferred Stock are outstanding, and that none will be issued subject to the Series B Certificate of Designations; and
RESOLVED FURTHER, that each of the Chief Financial Officer, the Secretary and any Assistant Secretary of the Corporation is hereby authorized and directed, in the name and on behalf of the Corporation, to prepare, execute, and file with the Secretary of State of the State of Delaware a Certificate of Elimination of the Series B Preferred Stock to eliminate from the Corporation’s Fifth Restated Certificate of Incorporation all matters set forth in the Series B Certificate of Designations with respect to the Series B Preferred Stock.
4. In accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, all matters set forth in the Series B Certificate of Designations shall be eliminated from the Fifth Restated Certificate of Incorporation of the Corporation and the shares of Series B Preferred Stock shall resume the status of authorized but unissued shares of Preferred Stock undesignated as to series.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed and acknowledged this 15th day of December, 2017.

THE CHARLES SCHWAB CORPORATION

By:	/s/ R. Scott McMillen
Name: R. Scott McMillen Title: Assistant Corporate Secretary